Exhibit 10.55

Execution Version

INTEREST PURCHASE AGREEMENT

THIS INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 28, 2015, by and between bcIMC (USA) Realty Div 2A LLC, a Delaware limited liability company (the “Purchaser”), and IPT BTC I LP LLC, a Delaware limited liability company (the “Seller”).

WHEREAS, the Seller and Affiliates of the Purchaser are Limited Partners of Build-To-Core Industrial Partnership I LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, the Seller’s Interest (“Seller’s Interest”) in the Partnership represents a 50.9% Percentage Interest in the Partnership; and

WHEREAS, the Seller desires to sell a portion of Seller’s Interest equal to a 31.0% Percentage Interest in the Partnership (the “Acquired Interest”) to the Purchaser, and the Purchaser desires to purchase the Acquired Interest from the Seller pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to such terms in Exhibit A attached hereto.

2. Sale and Purchase of the Acquired Interest; Closing.

(a) Purchase and Sale. At the Closing, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Seller, all right, title and interest of the Seller in and to the Acquired Interest, free and clear of any and all Liens. Each party hereto shall deliver such other documents, and take such actions, as are reasonably required under the Organizational Documents and applicable law in order to effectuate the consummation of the transactions contemplated hereby.

(b) Purchase Price. The purchase price payable in consideration for the sale, transfer, assignment, conveyance and delivery of the Acquired Interest by the Seller to the Purchaser shall be equal to $49,408,751.24 (the “Purchase Price”); provided, that (x) in the event the Seller makes a Capital Contribution to the Partnership in respect of the Acquired Interest following the date hereof but prior to the Closing, the Purchase Price shall be increased dollar-for-dollar by the amount of such Capital Contribution in respect of the Acquired Interest and (y) in the event the Partnership distributes Cash Available for Distribution to the Seller pursuant to Section 5.2 of the Partnership Agreement in respect of the Acquired Interest following the date hereof but prior to the Closing, the Purchase Price shall be decreased dollar-for-dollar by the amount of such distributed Cash Available for Distribution in respect of the Acquired Interest (the Purchase Price as finally determined in accordance with the foregoing proviso shall be deemed the “Purchase Price” for all purposes of this Agreement). No later than two (2) Business Days prior the Closing, the Seller shall deliver to the Purchaser a written statement setting forth the Purchase Price as finally determined in accordance with the immediately preceding sentence.

At the Closing, the Purchaser shall pay the Purchase Price via wire transfer to the account of the Seller identified on Exhibit B attached hereto (or as otherwise provided by Seller in writing), in immediately available funds (the “Cash Payment”).

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at or before 1:00 p.m. New York City time on January 7, 2016 (the “Closing Date”) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, unless another time, date or place is agreed to in writing by the Purchaser and the Seller; provided, that either the Seller or the Purchaser shall have the right to extend the Closing Date one or more times through and including January 30, 2016. At the Closing:

(i) the Purchaser or its designee shall pay or cause to be paid to the Seller the Cash Payment in accordance with Section 2(b); and

(ii) the closing certificates and other documents to be delivered pursuant to Section 2(d) by the Seller and Section 2(e) by the Purchaser with respect to the Closing will be exchanged.

(d) Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment by the Seller, on or before the Closing, of each of the following conditions, unless otherwise waived by the Purchaser:

(i) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing as though made on and as of the Closing;

(ii) the Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Seller on or before the Closing;

(iii) at the Closing, the Seller shall have delivered to Purchaser a certificate of any authorized officer of the Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 2(d)(i) and Section 2(d)(ii) have been satisfied by the Seller;

(iv) at the Closing, the Seller shall deliver to the Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that Seller is not a “foreign person” as defined in Code §1445;

(v) prior to or at the Closing, the Seller shall have delivered to the Purchaser a certified copy of the resolutions adopted by the board of directors of the Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(vi) at the Closing, the Purchaser shall have received from Seller the Second Amended and Restated Agreement of Limited Partnership of the Partnership,

dated as of the Closing Date, substantially in the form attached hereto as Exhibit C (the “LPA”), duly executed by each of the Seller and IPT BTC I GP LLC, a Delaware limited liability company (“IPT GP”);

(vii) at the Closing, the Seller shall have delivered to Purchaser the written consent of each of the Seller and IPT GP consenting to the consummation of the transactions contemplated hereby and waiving any rights of the Seller or IPT GP pursuant to Sections 8.1(c) of the Partnership Agreement with respect to the Acquired Interest (other than any restrictions on subsequent transfer arising under the Partnership Agreement);

(viii) at the Closing, the Seller shall have delivered to the Purchaser an assignment and assumption agreement substantially in the form attached hereto as Exhibit D (the “Assignment”), duly executed by the Seller;

(ix) prior to or at the Closing, the Seller shall have delivered to the Purchaser an amendment and restatement to the Credit Agreement, dated as of June 5, 2015, by and among BTC Intermediate Holdco LP (“Holdco”), as Borrower, the Partnership, as Parent JV Guarantor, and each of the Subsidiary Guarantors party thereto, Regions Bank and the other Lenders that are party thereto, Regions Bank as Agent, US Bank National Association as Syndication Agent, Regions Capital Markets and US Bank National Association as Joint Lead Arrangers and Joint Book Runner, pursuant to which, among other changes, (A) each of the existing Subsidiary Guarantors shall be converted to Co-Borrowers, (B) future owners of any Collateral Property shall be Co-Borrowers rather than Subsidiary Guarantors and (C) Holdco shall be converted from a Borrower to a Guarantor (the “Credit Transaction”);

(x) at the Closing, the Seller shall have delivered to the Purchaser a transfer agreement substantially in the form attached hereto as Exhibit E (the “Transfer Agreement”), duly executed by the Seller, IPT BTC I GP LLC and the Partnership; and

(xi) at the Closing, the Seller shall have delivered to the Purchaser an agreement duly executed by an Affiliate of the Seller (the “IPT Administrative Manager”), in form and substance reasonably satisfactory to each of the IPT Administrative Manager and the Purchaser and to be agreed upon prior to the Closing (the “IPT Management Agreement”), pursuant to which the IPT Administrative Manager shall provide certain management and administrative services to the Purchaser in connection with the Purchaser’s investment in the Acquired Interest, which services shall include, without limitation, making necessary governmental filings (based upon advice from the Purchaser’s tax and regulatory counsel), maintaining the Purchaser as a limited liability company in good standing in the State of Delaware, making banking arrangements for the Purchaser, managing disbursements and repayments under credit agreements pursuant to which the Purchaser will fund its share of capital contributions to the Partnership, making distributions of available cash held by the Purchaser to the sole member of the Purchaser, maintaining books and records for the Purchaser, and providing budgets and reports of the Purchaser’s operations to the sole member of the Purchaser (collectively, the “Investment Services”). The IPT Management Agreement shall provide for the Purchaser to reimburse the IPT Administrative Manager for its costs and third party costs incurred in connection with the Investment Services, but shall not include any fees payable to the IPT Administrative Manager. Notwithstanding the foregoing, the IPT Management Agreement (A) shall not transfer to the IPT Administrative Manager any rights of the Purchaser as a limited partner under the LPA, which rights shall be exercised by the Purchaser in accordance with the LPA exclusively through its sole member, (B) shall contain customary rights and obligations of the parties thereto, including the indemnification of the IPT Administrative Manager, its Affiliates and their respective agents, officers, and personnel against claims, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by them by reason of the IPT Administrative Manager providing the Investment Services, other than for fraud, gross negligence or willful misconduct and (C) shall expressly disclaim the IPT Administrative Manager’s obligation to provide any securities-related advice to the Purchaser or any of its Affiliates (whether related to the United States Securities Act of 1933, as amended, any United States federal or state or non-United States securities laws, or otherwise).

(e) Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment by the Purchaser, on or before the Closing, of each of the following conditions, unless otherwise waived by the Seller:

(i) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing as though made on and as of the Closing;

(ii) the Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Purchaser on or before the Closing, including, without limitation, paying the Cash Payment;

(iii) at the Closing, the Purchaser shall have delivered a certificate of any authorized officer of the Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 2(e)(i) and Section 2(e)(ii) have been satisfied by the Seller;

(iv) prior to or at the Closing, the Purchaser shall have delivered to the Seller a certified copy of the resolutions adopted by the board of the sole member of the Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(v) at the Closing, the Seller shall have received from the Purchaser the LPA, duly executed by each of the Purchaser, bcIMC International Real Estate (2004) Investment Corporation, a Canadian corporation (“BCIMC Pension Partner”), and bcIMC (WCBAF) Realpool Global Investment Corporation, a Canadian corporation (“BCIMC Accident Fund Partner”);

(vi) at the Closing, the Purchaser shall have delivered to the Seller the written consent of each of the Purchaser, BCIMC Pension Partner and BCIMC Accident Fund Partner consenting to the consummation of the transactions contemplated hereby and waiving any rights of BCIMC Pension Partner or BCIMC Accident Fund Partner pursuant to Sections 8.1(c) of the Partnership Agreement with respect to the Acquired Interest (other than any restrictions on subsequent transfer arising under the Partnership Agreement);

(vii) at the Closing, the Purchaser shall have delivered to the Seller the Assignment, duly executed by the Purchaser;

(viii) at the Closing, the Purchaser shall have delivered to the Seller the Transfer Agreement, duly executed by the Purchaser; and

(ix) at the Closing, the Purchaser shall have delivered to the Seller the IPT Management Agreement, duly executed by the Purchaser.

3. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

(a) Ownership. The Acquired Interest is owned of record and beneficially by the Seller, and the Seller has good and marketable title to the Acquired Interest, free and clear of any and all Liens (other than those contained in the Partnership Agreement). No Person other than the Seller has any right, title or interest (whether legal or equitable) in or to the Acquired Interest or any part thereof. The sale, transfer, assignment, conveyance and delivery of the Acquired Interest by the Seller pursuant to this Agreement shall transfer to the Purchaser good and unencumbered legal and beneficial title and all interests thereto, free and clear of any and all Liens (other than those contained in the Partnership Agreement).

(b) Authorization. The Seller has full right, power, authority and legal capacity to execute, deliver and perform this Agreement, the Assignment and any other document required to be entered into in connection with the transactions contemplated hereby (collectively, the “Transaction Documents”). All limited liability company action, member action or any other action required to be taken by the Seller or any manager, officer, director or member thereof in order to authorize the Seller to enter into this Agreement and the other Transaction Documents, to perform all Seller’s obligations hereunder and thereunder and to sell, assign transfer and convey the Acquired Interest as required hereunder have been taken. This Agreement has been duly executed and delivered by the Seller and constitutes, and the other Transaction Documents to which the Seller is a party will constitute upon execution and delivery thereof by the Seller, valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms.

(c) Conflicts. The execution, delivery and performance of the Transaction Documents to which the Seller is a party by the Seller do not violate or result in the material breach of, or create any Lien on the Acquired Interest pursuant to, any agreement (including the Organizational Documents), instrument, order, judgment, decree, law (including any securities laws) or governmental regulation to which the Seller is a party or is subject or by which any of the Acquired Interest is bound.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:

(a) Authorization. The Purchaser has full right, power, authority and legal capacity to execute, deliver and perform the Transaction Documents to which the Purchaser is a party. All corporate action, stockholder action or any other action required to be taken by the Purchaser or any manager, officer, director or member thereof in order to authorize the Purchaser to enter into this Agreement and the other Transaction Documents to which the Purchaser is a party and to perform all of the Purchaser’s obligations hereunder and thereunder have been taken. This Agreement has been duly executed and delivered by the Purchaser and constitutes, and the other Transaction Documents to which the Purchaser is a party will constitute upon execution and delivery thereof by the Purchaser, valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms.

(b) Conflicts. The execution, delivery and performance of the Transaction Documents to which Purchaser is a party by the Purchaser, and the sale and purchase of the Acquired Interest under this Agreement, do not and will not, with or without the passage of time or giving of notice, violate or result in the material breach of any agreement (including any of the Organizational Documents), instrument, order, judgment, decree, law or governmental regulation to which the Purchaser is a party or is subject.

5. Survival of Representations, Warranties and Covenants. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the Closing. None of the covenants or agreements of the Seller and the Purchaser contained in this Agreement which, by its terms, is to be performed or complied with prior to the Closing shall survive the Closing. All other covenants and agreements of the parties set forth herein to be performed or complied with at or after the Closing shall survive the Closing to the extent provided in their respective terms.

6. Indemnification.

(a) The Seller shall, indemnify, defend and hold the Purchaser and its officers, directors, employees, members, representatives, successors and assigns harmless from any and all damage, liability, claim, action, suit, loss, deficiency, judgment, settlement, costs of investigation or other expenses (including, but not limited to interest, penalties and reasonable attorneys’ fees and disbursements incurred in connection with enforcing this Section 6) (each, a “Loss”) based upon, arising out of or otherwise in respect of any: (i) breach of any of the Seller’s representations or warranties contained in any Transaction Document; (ii) breach by Seller of any of its covenants included in any Transaction Document; or (iii) any action of Seller constituting fraud.

(b) The Purchaser shall, indemnify, defend and hold the Seller and its officers, directors, employees, members, representatives, successors and assigns harmless from any and all Losses based upon, arising out of or otherwise in respect of any: (i) breach of any of the

Purchaser’s representations or warranties contained in any Transaction Document; (ii) breach by Purchaser of any of its covenants included in any Transaction Document; or (iii) any action of Purchaser constituting fraud.

(c) The maximum liability of each of the Seller and the Purchaser under this Section 6 shall be an amount equal to the Cash Payment. All indemnities contained herein or made in writing by any party in connection herewith shall survive the Closing.

7. Covenants. Without limiting any restrictions set forth in the Partnership Agreement, from the date of this Agreement through the Closing or earlier termination of this Agreement, the Seller agrees and covenants with the Purchaser that the Seller shall not Transfer any interest, directly or indirectly, in the Acquired Interests.

8. Remedies. If Seller shall breach any of its representations, warranties or covenants under this Agreement, or fail to perform its obligation to convey the Acquired Interests to the Purchaser and close in accordance with the terms of this Agreement, then, in addition to any remedies available at law or in equity, Purchaser, may at its option (a) terminate this Agreement or (b) in lieu of terminating this Agreement, Purchaser shall have the option to bring a suit for specific performance.

9. General Provisions.

(a) Amendment. Any provision of this Agreement may be amended in writing by both parties to this Agreement.

(b) Severability. In the event one or more of the provisions of this Agreement is, for any reason, held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(c) Entire Agreement. This Agreement, the exhibits hereto and the other documents delivered pursuant hereto (i) constitute the entire agreement among the parties relative to the specific subject matter hereof and thereof and (ii) supersede and preempt any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof or thereof.

(d) Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law or choice of law that would cause the substantive laws of any other jurisdiction to apply. To the fullest extent permitted by law, each party hereto irrevocably submits and consents to the exclusive jurisdiction of any Delaware state court or federal court sitting in the State of Delaware over any action, suit or proceeding arising out of or relating to the Agreement or the transactions contemplated hereby, and each party hereto hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined only in such courts.

(e) Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail and shall be directed to the address set forth below (or at such other address or as such party shall designate by like notice):

If to the Seller to:

IPT BTC I LP LLC

c/o Industrial Property Trust, Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Attn: Dwight Merriman, Tom McGonagle and Joshua J. Widoff

E-mail: dmerriman@industrialincome.com,

tmcgonagle@industrialincome.com and

jwidoff@blackcreekcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Bruce L. Gelman, P.C. and Ted Schmadeke

E-mail: bruce.gelman@kirkland.com and

ted.schmadeke@gmail.com

If to the Purchaser to:

bcIMC (USA) Realty Div A2 LLC

c/o British Columbia Investment Management Corporation

300 - 2950 Jutland Road

Victoria, British Columbia, Canada V8T 5K2

Attn: Timothy E. Works and Ryan Bradford

E-mail: tim.works@bcimc.com and ryan.bradford@bcimc.com

with a copy (which shall not constitute notice) to:

Cox, Castle & Nicholson LLP

2029 Century Park East, 21st Floor

Los Angeles, CA 90067

Attn: Douglas P. Snyder

E-mail: dsnyder@coxcastle.com

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

(g) Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

(h) Further Assurances. After the Closing, as and when requested by the Purchaser, the Seller shall, without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as the Purchaser may deem necessary or desirable in order to transfer the Acquired Interest to the Purchaser and to carry out fully the provisions and purposes of this Agreement. This Section 9(h) shall survive the Closing.

(i) Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.

(j) Interpretation. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(k) Construction. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision.

(l) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER

AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(m) Change in Tax Laws. Prior to the Closing, as a result of any change in law, rules, administrative practice, advice or other change or any facts or circumstances impacting the tax consequences (whether positive or negative) to the Purchaser or any other BCIMC Limited Partner (as defined in the LPA) or any of their direct or indirect beneficial owners, the Partnership or an Investment Entity (as defined in the LPA) (whether such change arises in Canada or the US) including, without limitation, the adoption of exemptions from taxation under Section 897 of the Code for qualified foreign pension funds, each of the Seller and its Affiliates and the Purchaser and its Affiliates shall reasonably cooperate with each other and their respective advisors for the purpose of coordinating, managing and structuring the Acquired Interest, the Partnership and/or each Investment Entity so as to optimize the ability of each such entity (where applicable) and the Seller, IPT GP, the Purchaser, the other BCIMC Limited Partners and/or their direct or indirect beneficial owners, to benefit from their respective tax status or to mitigate or take advantage, as the case may be, of the financial impact of any such change. In taking any action described in the preceding sentence, each of the Purchaser and the Seller shall reasonably consider the material tax consequences of other Partners (as defined in the LPA) arising from such action.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Interest Purchase Agreement on the day and year first above written.

PURCHASER:

bcIMC (USA) Realty Div A2 LLC, a Delaware limited liability company

By: bcIMC (USA) Realty Inc., a Delaware corporation, its sole member

By:	/s/ DEAN ATKINS
Name:	Dean Atkins
Title:	Director

SELLER:

IPT BTC I LP LLC, a Delaware limited liability company

By: IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By: Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By: Industrial Property Trust, Inc., a Maryland corporation, its general partner

By:	/s/ DWIGHT MERRIMAN
Name:	Dwight Merriman
Title:	CEO

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